Exhibit 99.01

FOR IMMEDIATE RELEASE

Media Relations: Sean Leous

+1-646-683-8998

sleous@pcgadvisory.com

Investors Relations: Adam Holdsworth

+1-646-862-4607

adamh@pcgadvisory.com

GenSpera Provides 2nd Quarter Corporate Update

The Company Continues to Move Forward with Clinical Trials, Partnership Discussions

SAN ANTONIO, August 10, 2015 — GenSpera, Inc. (OTCQB: GNSZ) on August 6, 2015, the company reported its financial results for the three and six months ended June 31, 2015, and has provided the following corporate update to its shareholders in order to highlight the Company’s extensive organizational advances and clinical progress during the second quarter of 2015. GenSpera continues to unlock conventional thinking to conceive, design, and develop novel cancer therapies. GenSpera’s unique technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that provides targeted release of drug candidates within tumors.

“The second quarter of 2015 has been incredibly busy and very significant for GenSpera’s future,” said Craig Dionne, Ph.D., chief executive officer at GenSpera. “With impressive final Phase II clinical data for hepatocellular carcinoma (HCC), plus meeting and exceeding clinical milestones for our ongoing Phase II glioblastoma trials which resulted in expanded patient enrollment, I believe the value of mipsagargin is being telegraphed strong. It is an exciting time for GenSpera and management looks forward to ongoing communications with all our primary audiences.”

Second Quarter Clinical and Business Highlights

•	On July 16, 2015, the U.S. Court of Appeals for the Federal Circuit entered judgment in GenSpera, Inc. v. Annastasiah Mudiwa Mhaka in favor of GenSpera. In a per curiam order without an opinion, the Federal Circuit affirmed the decision of the U.S. District Court for the District of Maryland granting summary judgment in GenSpera's favor in two consolidated cases relating to the inventorship of two patents owned by GenSpera. The district court had issued a declaratory judgment that Dr. Annastasiah Mhaka should not be added as an inventor to the two patents at issue, and had also granted summary judgment with respect to state law tort claims brought by Dr. Mhaka against the company and two of its founders, Dr. John Isaacs and Dr. Sam Denmeade. The U.S. Court of Appeals for the Fourth Circuit previously dismissed another appeal brought by Dr. Mhaka from the same district court judgments.

•	GenSpera’s strategic partner, Phyton Biotech, has had its international patent application WO 2015/0892978 A1 "PRODUCTION OF THAPSIGARGINS BY THAPSIA CELL SUSPENSION CULTURE," published by the World Intellectual Property Organization (WIPO). The invention described in the patent application provides, for the first time, a suspension cell culture suitable for mass production of thapsigargin and offers a potentially alternative route to commercial scale production of this starting material for synthesis of mipsagargin.

•	We issued final data from our Phase II liver cancer trial in which a total of twenty-five patients were treated with mipsagargin. Study participants experienced a median time to progression of 4.5 months, more than double the time demonstrated in prior studies with placebo or ineffective agents. Sixty-three percent of patients experienced stable disease at two months. Additionally, mipsagargin was shown to dramatically decrease blood flow in liver tumors.

•	Santosh Kesari, MD, PhD, Principal Investigator of GenSpera's glioblastoma clinical trial, received a $1.6 million RO-1 grant from the Food and Drug Administration for preclinical work and biomarker development in support of the ongoing mipsagargin clinical trial studies in humans. The clinical trial is being conducted at UC San Diego Moores Cancer Center in La Jolla, CA. Sufficiently encouraging data were observed in the first stage of the ongoing Phase II study of mipsagargin in glioblastoma (brain cancer) patients to warrant continuation of enrollment for an expansion phase of the trial. We have now treated fifteen patients in our Phase II glioblastoma clinical trial.

•	GenSpera continued partnering, licensing, and research collaboration discussions with multinational and regional pharmaceutical companies.

•	GenSpera harvests and plants next generation crop of thapsigargin in Spain.

•	In July 2015, we completed a private placement of approximately $2.5 million of the Company’s securities.

Second Quarter Corporate Communications Highlights

•	GenSpera was featured upon Los Angeles KTLA “Health Smart” television news program. The show effectively conveyed the potential of the Company’s broad technology platform.

•	Craig Dionne begins writing monthly Chairman’s blog designed to inform, educate, and provide perspective to shareholders about GenSpera’s drug development and business progress.

•	PCG Advisory Group (PCG), GenSpera’s Investor Relations agency of record, orchestrated a series of non-deal roadshows and investor outreach programs. Since engagement, GenSpera has been introduced to a new level of institutional funds and individuals that could be strategic long term investors for the Company both nationally and internationally.

About GenSpera

GenSpera, Inc. is a San Antonio-based biotech company that unlocks conventional thinking to conceive, design, and develop cancer therapies. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that provides for targeted release of drug candidates within tumors. GenSpera's lead drug candidate, mipsagargin, was granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma (liver cancer).

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

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